EXHIBIT 99.1

I-FLOW CORPORATION	20202 Windrow Drive Lake Forest, CA 92630 (800) 448-3569 (949) 206-2700 Fax (949) 206-2600	FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Berkman Associates	James R. Talevich
(310) 277-5162	Chief Financial Officer
info@BerkmanAssociates.com	(949) 206-2700
www.iflo.com
I-FLOW ANNOUNCES INTENT TO AMEND
INFUSYSTEM SALE PRICE
Amended Purchase Price of $100 Million Plus an Earn-Out of Up to $12 Million
     LAKE FOREST, Calif., September 12, 2007 — I-Flow Corporation (NASDAQ: IFLO) announced today that it has entered into a Memorandum of Intent (the “MOI”) with HAPC, Inc. (“HAPC”) to amend the purchase price for I-Flow’s sale of its subsidiary, InfuSystem, Inc. (“InfuSystem”) to HAPC. HAPC has announced that a shareholder meeting to vote on the transaction is scheduled for September 26, 2007.
     The original purchase price was $140 million, subject to certain working capital adjustments as set forth in the Stock Purchase Agreement dated as of September 29, 2006, as amended to date. The original $140 million purchase price was to be paid in cash or a combination of (i) a secured promissory note (the “Promissory Note”) payable to I-Flow in an amount equal to $55 million plus the amount actually paid to HAPC’s shareholders who exercise their conversion rights, but not to exceed $75 million (the “Maximum Amount”) and (ii) an amount of cash equal to $65 million plus the difference between the Maximum Amount and the actual principal amount of the Promissory Note.
     The MOI contemplates the new purchase price will be $100 million (subject to the existing working capital adjustments in the Stock Purchase Agreement), plus a contingent payment right up to a maximum of $12 million (the “Earn-Out”).
     The $100 million portion of the amended purchase price would be payable at closing in cash or a combination of (i) an amount of cash equal to $85 million less the amount actually paid to HAPC’s shareholders who exercise their conversion rights (the “HAPC Shareholder Return Amount”) and (ii) a secured promissory note with a principal amount equal to $15 million plus the HAPC Shareholder Return Amount.
     The Earn-Out would provide that HAPC will make an additional cash payment (the “Additional Payment”) to I-Flow of up to $12 million based on HAPC’s audited consolidated net revenues for its fiscal year ended December 31, 2010 (“FY 2010”). If HAPC’s consolidated revenues for FY 2010 are less than 2.744 times InfuSystem’s 2007 net revenues, excluding InfuSystem’s ON-Q®-related revenues (the “40% CAGR Target”), no Additional Payment will be due. If HAPC’s consolidated revenues for FY 2010 equal or exceed 3.375 times InfuSystem’s 2007 net revenues, excluding ON-Q-related revenues (the “50% CAGR Target”), I-Flow will receive the full $12 million Additional Payment. If HAPC’s consolidated net revenues for FY 2010 are between the 40% and 50% CAGR Targets, I-Flow will receive an Additional Payment equal to $3 million plus a pro rata portion of the remaining $9 million.
     The non-binding MOI constitutes an expression of current intent by the parties to amend the Stock Purchase Agreement as outlined above. HAPC is to reimburse I-Flow at the closing for its out-of-pocket costs of the amendment process. The matters addressed in the MOI are further subject to approval by the Boards of Directors of all parties and execution of definitive documentation.
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I-FLOW ANNOUNCES INTENT TO AMEND INFUSYSTEM SALE PRICE
September 12, 2007
Page Two

     Donald M. Earhart, I-Flow’s Chairman and Chief Executive Officer, commented, “The contemplated reduction in the sale price reflects the realities of today’s economic environment and the marketplace. Nonetheless, we believe the closing of this transaction will provide exceptional value to our shareholders while enabling us to concentrate our efforts on our proprietary ON-Q franchise.”
About I-Flow
     I-Flow Corporation (www.IFLO.com) designs, develops and markets technically advanced, low cost drug delivery systems and services that are redefining the standard of care by providing life enhancing, cost effective solutions for pain relief.
“Safe Harbor” Statement
     Statements by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature and express the Company’s current opinions about trends and factors that may impact future operating results. Statements that use words such as “may,” “will,” “should,” “believes,” “predicts,” “estimates,” “projects,” “anticipates” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to material risks, assumptions and uncertainties, which could cause actual results to differ materially from those currently expected, and readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by applicable law, the Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated or subsequent events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this press release that seek to advise interested parties of the risks and other factors that affect the Company’s business. Interested parties should also review the Company’s reports on Forms 10-K, 10-Q and 8-K and other reports that are periodically filed with or furnished to the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: successful consummation of the previously announced sale of InfuSystem, Inc.; physician acceptance of infusion-based therapeutic regimens; implementation of the Company’s direct sales strategy; dependence on the Company’s suppliers and distributors; the Company’s continuing compliance with applicable laws and regulations, such as the Medicare Supplier Standards and the Food, Drug and Cosmetic Act, and the Medicare’s and FDA’s concurrence with management’s subjective judgment on compliance issues; the reimbursement system currently in place and future changes to that system; product availability, acceptance and safety; competition in the industry; technological changes; intellectual property challenges and claims; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves; and reliance on the success of the home health care industry. All forward-looking statements, whether made in this press release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.
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